EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Second Quarter 2012 Financial Results

Coeur d’Alene, Idaho – May 8, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its second fiscal quarter ended March 31, 2012.  A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Loss from continuing operations	$(1,100)	$(1,935)	$(2,767)	$(3,786)
Income from discontinued operations	-	1,221	2,122	1,068
Consolidated net loss	(1,100)	(714)	(645)	(2,718)
Consolidated net loss per share, basic and diluted	(0.02)	(0.01)	(0.01)	(0.05)
Mineral exploration expenses	454	792	1,509	2,285
Working capital	5,073	5,300	5,073	5,300

Timberline reported a consolidated net loss of $1.10 million for the quarter ended March 31, 2012, including exploration expenditures of $0.45 million.  The Company’s exploration expenditures during the quarter were related primarily to additional geologic interpretations based upon our most recent exploration drill program at the South Eureka Property in Nevada that were used for resource modeling and estimation.  As previously reported, based on its 2011 drilling, the Company increased the Lookout Mountain NI 43-101 Measured and Indicated resource estimate(1) to 390,000 ounces of gold and the Inferred resource estimate(1) to 221,000 ounces of gold.

As previously announced, in November 2011 Timberline closed the sale of its Timberline Drilling, Inc. (“TDI”) subsidiary.  The results of TDI are reported in the Company’s financial statements under discontinued operations.  The Company’s consolidated results include income from discontinued operations of $2.12 million and $1.07 million for the six months ended March 31, 2012 and 2011, respectively.  The income from discontinued operations for the six months ended March 31, 2012 includes a gain on the sale of TDI of $1.64 million.

The Company also reported that its joint venture partner, Highland Mining, has received a response from the Montana Department of Environmental Quality (“MDEQ”) to its most recent submission for a Hard Rock Operating Permit at the Butte Highlands Joint Venture Gold Project. The Company will prepare a new submission to the MDEQ’s questions and requests for information as promptly as possible. Based on currently available timelines, Timberline anticipates the issuance of the required permits and the commencement of gold production at Butte Highlands in 2012.

Timberline’s President and CEO, Paul Dircksen, said, “Since signing the Letter of Intent to acquire 100% of the Butte Highlands Gold Project in Montana, we have been much more involved in the permitting and planning aspects of the project.  While we revise our operating permit application and await response to our water discharge permit application, we are evaluating the potential for the delineation and extraction of a 10,000-ton bulk sample that is already permitted.  We expect to finalize a definitive agreement for this acquisition before the end of this month.”

Dircksen continued, “We are pleased with the increased and upgraded resources at the Lookout Mountain project and the identification of an additional geologic target of 200,000 – 250,000 ounces of gold at a grade of 0.024 – 0.027 opt (0.82 – 0.93 g/t) from historical and recent drilling at the Windfall area(2).  Our results continue to reinforce our intent to advance projects on the South Eureka Property toward possible development and production.”

Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

Notes:
  (1)     Measured & Indicated: 20,765,000 tons (18,838,000 tonnes) grading 0.019 opt (0.65 g/t) gold
         Inferred:  18,385,000 tons (16,679,000 tonnes) grading 0.012 opt (0.41 g/t) gold
         The effective date of the Lookout Mountain gold resources is April 17, 2012.

(2)     The management target estimates of the potential quantity and grade of the mineralization in the Windfall zone of the South Eureka property were determined based on drill results and geologic modeling using a grade shell with a 0.01 opt (0.34 g/t) cut-off and based on a cross sectional geologic interpretation covering the extents of the Windfall fault zone, a strike length of approximately 8,500 feet with a down dip extent of 1,400 feet.  A block model was established covering the length of the shell and gold grades were estimated within the shell using 10-foot down hole composites.  The composites were created using drill hole assay data from holes intersecting the shell.  The ounces represent an estimate of ounces currently in the ground, with previously-mined ounces removed.  The target estimates are conceptual in nature, and there has been insufficient exploration drilling to define a mineral resource that may be categorized as an indicated, measured, or inferred resource.  It is uncertain if further exploration will result in the target being delineated as a mineral resource as defined in NI 43-101.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  Timberline is working on a transaction to increase its ownership stake from 50% to 100% in its Butte Highlands Joint Venture in Montana where gold production is targeted to commence later this year.  Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral

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deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand the South Eureka resource, purchase of the Butte Highlands JV, LLC membership interests (including the expected timing of such purchase),  the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

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